Exhibit 5

February 3, 2006

Members of the Board of Directors

The Charles Schwab Corporation

120 Kearny Street

San Francisco, CA 94108

Dear Board Members:

I am Vice President, Associate General Counsel and Assistant Corporate Secretary of The Charles Schwab Corporation (the “Registrant”). I am rendering this opinion in my capacity as counsel to the Registrant in connection with the registration under the Securities Act of 1933, as amended, of deferred compensation obligations (the “Obligations”) of the Registrant, to be offered and sold under The Charles Schwab Corporation Deferred Compensation Plan II (the “Plan”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”). The Registration Statement is to be filed by the Registrant with the Commission on or about February 3, 2006.

I have examined or caused to be examined such corporate records, certificates and other documents and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion that the Obligations when established in accordance with the Plan and applicable resolutions of the Board of Directors, will be valid and binding obligations of the Registrant, enforceable against the Registrant in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditor’s rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinion is limited to the federal laws of the United States, the laws of the State of California, and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ R. Scott McMillen
R. Scott McMillen
Vice President and Associate General Counsel